Exhibit 10.35

Strictly Private & Confidential

Rod Day
47 Melrose Road
Southfields
London
SW18 1LX

16 November 2009

Dear Rod

Revised Contract of Employment

Further to our recent discussion, please find enclosed revised Terms & Conditions of Employment confirming the changes advised.

To accept these changes, please sign one copy of this letter and contract of employment and return to HR Services.

I would like to thank you, on behalf of the Company, for your hard work and continued support and wish you every continued success in your career at Iron Mountain (UK) Ltd.

Yours sincerely,

Marc Duale
President International

I hereby accept the amendments to contract.

Signed	/s/ Rod Day

Date	16/10/09

Contract of Employment

With

Iron Mountain

Rod Day

16 November 2009

This document and the covering offer letter, together with the ‘General Terms & Conditions of Employment’ contained in Sections 1-3 inclusive of the Staff handbook, comprises the Contract of Employment between Rod Day and Iron Mountain (UK) Ltd, (hereafter referred to as ‘the company’).

1.                                      Details of your position

Date of Commencement:	15 July 2008
This contract will take effect from 01 November 2009.

Job Title:	Senior Vice President, IM International CFO, but you may be required to carry out any other duties as determined by the management from time to time.

Reporting to:	Marc Duale - President International

Place of work:	Cottons Centre, but you may be required to work at any other locations as directed by the company.

Hours of Work:	Your contracted hours of work will be 37.5 hours per week, Monday to Friday.
You will normally be required to work between the hours of 9:00am and 5:30pm with one hour for lunch.

You will be required to work the hours required by the nature of the post or as determined by the needs of the business.  Please ensure that if you are agreeable to working in excess of the European limit of 48 per week, that you sign the Individual Agreement to Opt Out of Weekly Limit on Working Time, as contained within these offer documents.

2.                                      Remuneration

Salary:	£206,281.00 per annum

Your salary will be paid into your bank account on the 28th day of each month or the Friday before if the 28th falls on a Saturday and the Monday thereafter if it falls on a Sunday.  Please note that the company reserves the right to withhold salary payments until you have a bank account in your own name.  A joint account including your name is also acceptable.

Incentive Compensation:	Plan E — 45%

You will be eligible to participate in the Iron Mountain UK Incentive Compensation Plan E immediately.  The plan will be payable annually, at the end of the financial year.  To receive payment, you must be actively employed at the time of payment.  Please see IC Plan Acknowledgement form for details.  (The Company’s financial year is from November - October each year).

The company reserves the right to review this plan, normally on an annual basis.

Formal disciplinary action taken against you may affect the payment of your bonus.

Car Allowance:	£800.00 per month
Cash Fuel Allowance:	£2,000.00 per annum

Please refer to the executive car allowance policy for full details of terms and conditions.  Iron Mountain will also provide a yearly motor insurance supplement, which is currently £650 per annum.  The amount of supplement used will be taxed as a benefit in kind.  This supplement may be reviewed by the Company on a yearly basis, in line with market fluctuations for insurance.  For full details please refer to the executive Car Policy.

3.                                      Holidays

Your holiday entitlement will be 25 days per annum which will increase in line with your length of service (as detailed in section 2.7 of the Staff Handbook).  The Company’s annual leave year runs from 1st January to 31st December.

Holiday entitlement can only be taken by mutual agreement with your Line Manager.  Permission may be refused depending on the needs of the business and existing holiday arrangements of other employees.  Note that it is a European Health & Safety legislative requirement for employees to take their full entitlement and as such, you may not carry forward unused holiday entitlement to another year.  Unearned holiday will be deducted from your final pay.

4.                                      Sickness

In the event of unavoidable absence from work due to sickness, the Company will pay you any Statutory Sick Pay (SSP) entitlement for periods of sickness longer than 3 days in duration.  In addition, the Company may pay Company Sick Pay (in full) of up to 6 days per calendar year at the discretion of your Line Manager.  All absence for periods in excess of 7 consecutive days must be covered by a medical certificate.

The Company may request an independent medical report on your health and/or request that you undergo a medical examination if you are absent from work due to illness for more than 4 consecutive weeks, or if you are taking frequent short periods of absence.  Please refer to the Company’s Absence Policy for further details.

5.                                      Discretionary Benefits

Pension:

You will be eligible to join the Norwich Union Stakeholder Pension Scheme immediately.  It is a contributory scheme and is not contracted out of the State scheme.  The Company will contribute 7.5% of your basic annual salary on the condition that your contribution equates to a minimum of 2.5% of your basic salary.

Life Assurance:

The Company will provide life assurance cover equivalent to 4 times the amount of your basic annual salary from the date you join the Pension Scheme.  This cover is subject to joining the pension scheme.

Medical Insurance:

You will be eligible to join the Company’s private medical insurance plan immediately.  Full family cover will be provided at the Company’s cost.  Please refer to the enclosed application form and booklet for further details.

Stock Options:

You will be eligible to receive stock options to the value of $750,000.00 which will be confirmed at the Compensation Committee meeting to be held on 10 December 2009.  All stock option grants are made at the sole discretion of the Board of Directors.  Full details of the scheme will be sent to you as soon as a grant takes place.

6.                                      Termination

Three months’ notice is required by the employee and six months’ notice from the company.  Notice from either party must be submitted in writing.

The Company may terminate this contract in accordance with statutory requirements and you may be required to work such notice in full or partly.

The Company reserve the option in its absolute discretion to terminate employment by making a payment in lieu of notice.  The payment will be based solely on the actual salary level payable when the option is exercised and will be subject to deductions for income tax and National Insurance contributions (NIC) as appropriate.

You will at any time upon request, and in any event upon the termination of your employment, return to the Company all company property in your possession or under your control including computer hardware, documents, disks and tapes.  On leaving the Company you will also be required to advise your Line Manager of all access codes and passwords within your knowledge, which relate to your employment with the Company.

You hereby authorise the Company to deduct from your pay/final pay any amounts which are owed by you to the Company, including without limitation any overpayments or loans made to you by the Company or losses suffered by the Company as a result of your negligence or breach of Company rules.

7.                                      Conflict of Interest

You should not, directly or indirectly, engage in any other business activity or be concerned in any other business which is similar to or competes with that carried out by the Company.

You must seek written consent from a Director of the Company before you become involved in a business capacity with any competitor, supplier or customer in circumstances which could be perceived to compromise your position with the Company.  You must also inform a Director of the Company should any of your immediate family members become so involved.

8.                                      Disclosure of Information

You may not disclose to any person or organisation any confidential or proprietary information acquired by you in the course of your employment.  This includes any information which the company considers confidential (e.g. business plans, projects, products and processes; or details of its current or prospective customers) and the disclosure of which may damage the interests of the Company or any actual or potential customer.

Where your work involves matters which are confidential or secret to the Company or its customers or involves entering customer premises where security checks are required, you may be required to provide further particulars to the Company or relevant party as the Company may direct in order to undergo the appropriate checks in accordance with the Data Protection Act 1998.

In addition you must also keep confidential at all times any personal data held by the Company to which you may have access.

9.                                      Use of Company Facilities

Any company property, data, facilities or resources to which you have access during your employment are available solely for business purposes.  You agree that you will not use any such assets or resources or services to which you have access for any other purpose.  You are responsible for taking reasonable care of all company property (including data entrusted to you) during your employment.

Access to the Internet is granted to all employees with an appropriate business need.  You will be required to adhere to the Company Policy with regard to the use of the IT equipment and systems to which you are given access.  Subsequent failure to comply with this policy may result in disciplinary action.

10.                               Policies and Procedures

You must comply at all times with the company’s rules policies and procedures relating to equal opportunities, harassment, health and safety, compliance, external interests and all other rules and procedures introduced by the company from time to time.  For the avoidance of doubt such rules, policies and procedures are not incorporated by reference into this agreement and they can be changed, replaced or withdrawn at any time at the discretion of the company.  Breach of any company rules, policies or procedures may result in disciplinary action.

A full copy of the Company’s disciplinary and grievance procedures can be found in the employee handbook.

11.                               Collective Agreements

There are no collective agreements applicable to your employment.

12.                               Variation of Contractual Terms and Conditions.

These terms and conditions which make up your contract of employment as defined above are subject to amendment or variation by the issue of individual or general statements of those changes to be introduced and to be agreed with the employee.  The company will give reasonable notice and seek agreement to any such changes.

13.                               Resignation as a Director

Without prejudice to clause 6, the Employee agrees that upon termination of this agreement for whatever reason (or earlier if so requested by the Company), he will resign immediately without claim for compensation:

(a)                                 as a director of the Company [and all such Group Companies of which he is a director;] and

(b)                                 from all trusteeships held by him of any pension scheme or other trusts established by the Company [or any Group Company] or any other company with which the Employee has had dealings as a consequence of his employment with the Company.

If the Employee fails to resign within seven days of his employment or within seven days of a request from the Company, the Company is irrevocably authorised to appoint a person to execute any documents and to do everything necessary to effect such resignation or resignations on the Employee’s behalf.

14.                               Acceptance of Offer

I hereby accept the terms & conditions of employment as contained in this Contract of Employment

Signed:	/s/ Rod Day

Name:	Rod Day

Dated:	16/10/09